Exhibit 99.1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D with respect to their ownership of the Ordinary Shares of WAVE Life Sciences Ltd. and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Date: December 10, 2015

TEVA PHARMACEUTICALS USA, INC.

By:      /s/ Austin Kim
Name: Austin Kim
 Title: Vice President and Deputy General Counsel
TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:  /s/ Eyal Desheh
Name:  Eyal Desheh
 Title:  Group Executive Vice President and Chief Financial Officer